Monday, December 22, 2008 Chino, CA Ticker Symbol “CCBC”

Dann H. Bowman, President of Chino Commercial Bank, named to the Federal Reserve Bank of San Francisco Board of Directors

     Chino Commercial Bank recently announced that Dann H. Bowman, its President and CEO, has been named to the Board of Directors of the Federal Reserve Bank of San Francisco. Mr. Bowman was elected as a class A director for a three-year term beginning January 2009. Mr. Bowman stated, “I am very pleased and honored to be chosen to serve on the board and am looking forward to the experience. With the rapidly changing economic environment, this is an exciting time to serve on the board.”

     Each of the nation’s 12 Federal Reserve Banks has a nine-member board of directors, three of whom are appointed by the Board of Governors of the Federal Reserve System as class C directors. The remaining six (three class A and three class B directors) are elected by the District’s member banks. Class A directors are drawn from the banking community. Class B and C directors are individuals chosen from professions outside the banking community and typically represent business, industry, agriculture, labor and consumers. The board of directors of the Federal Reserve Bank of San Francisco contributes to the formulation of U.S. monetary policy through the industry and regional economic information they provide the bank’s president. Reserve bank directors also recommend changes in the discount rate.

     Chino Commercial Bank is a wholly owned subsidiary of Chino Commercial Bancorp, and trades under the ticker symbol “CCBC.”

     Contact: Dann H. Bowman, President and CEO or Sandra F. Pender, Senior Vice President and CFO, Chino Commercial Bank, N.A., 14345 Pipeline Avenue, Chino, Ca. 91710, (909) 393-8880.